SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]       Filed by a party other than the
                                  Registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy stateme
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11c or Rule 14a-12
[ ] Confidential, For use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

WEIRTON STEEL CORPORATION
----------------------------------------------
(Name of Registrant as Specified in its Charter)

----------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):
[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1)
    and 0-11.
     (1) Title of each class of securities to which transactions applies:

     (2)  Aggregate number of securities to which transactions        applies:

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the  amount on which
 the filing fee is calculated and state how it    was determined):

     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid:
     (2)  Form, schedule or registration statement No.:
     (3)  Filing party:
     (4)  Date filed:



                         April 17, 1998

     A MESSAGE TO THE STOCKHOLDERS OF WEIRTON STEEL CORPORATION

          I'm pleased to invite you to the Annual Meeting of Stockholders of Weirton Steel Corporation to be held on Tuesday, May 26, 1998 at 6:00 p.m. at the Serbian-American Cultural Center, 1000 Colliers Way, Weirton, West Virginia. I hope you will be able to attend.

          Whether or not you plan to be there, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Thus, I urge you to complete, sign, date and return your proxy or ESOP Participant Voting Instruction Form.

          Again, the directors and officers of the Company look forward to seeing you at the Annual Meeting.


                              Very truly yours,


                              /s/Richard R. Burt
                              Richard R. Burt
                              Chairman of the Board
                              of Directors





                    WEIRTON STEEL CORPORATION
                     400 THREE SPRINGS DRIVE
                        WEIRTON, WV  26062

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held May 26, 1998


Dear Stockholder:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Weirton Steel Corporation, a Delaware corporation (the "Company"), will be held at the Serbian-American Cultural Center, 1000 Colliers Way, Weirton, West Virginia, on Tuesday, May 26, 1998, at 6:00 P.M., Eastern Daylight Time, for the following purposes:

     1. To elect five directors for a three-year term and until their successors have been elected and qualified;

     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and

     3. To consider and act upon any other matters which properly may come before the meeting or any adjournment thereof.

     In accordance with the provisions of the By-Laws, the Board of Directors has fixed the close of business on March 30, 1998, as the date for the determination of the holders of record of stock entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting. The list will be available at the Company's office, 400 Three Springs Drive, Weirton, West Virginia, during ordinary business hours.

     Your attention is directed to the accompanying Proxy
Statement.

     Stockholders who do not expect to attend the meeting in person are requested to sign, date and mail the enclosed Proxy as promptly as possible in the enclosed stamped envelope.




                         By Order of the Board of Directors,

                         WILLIAM R. KIEFER,
                         Secretary
Weirton, West Virginia
April 17, 1998




                    WEIRTON STEEL CORPORATION
                     400 THREE SPRINGS DRIVE
                        WEIRTON, WV  26062
                          ______________

                         PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Weirton Steel Corporation, a Delaware corporation (the "Company"), of proxies for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 26, 1998, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are being mailed on or after April 20, 1998 to stockholders of record as of March 30, 1998.

     If the enclosed proxy is executed, dated and returned, it nevertheless may be revoked at any time before it has been voted by
(i) a later dated, properly executed proxy, or (ii) a vote in person at the Annual Meeting. If not revoked and no contrary instructions are specified, all shares covered by a properly signed, dated and returned proxy will be voted by the persons named in the proxy:

    FOR the election of five directors; and

    FOR the ratification of independent public accountants;

all as specified in this Proxy Statement. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the meeting.

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 has been mailed to stockholders prior to or with the mailing of this Proxy Statement.

     All expenses of the solicitation of proxies for the Annual
Meeting, including the cost of mailing, will be borne by the Company.

     Directors, officers and regular employees of the Company may solicit proxies from stockholders. The Company reimburses brokerage firms, fiduciaries, custodians and other nominees holding stock in their name or custody, for their expenses in forwarding proxy materials to beneficial owners and seeking instructions regarding proxies.


                     OUTSTANDING VOTING STOCK

     Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and Convertible Voting Preferred Stock, Series A, par value $.10 per share (the "Convertible Preferred Stock"), at the close of business on March 30, 1998 (the "Record Date") are entitled to vote on matters to be presented at the Annual Meeting. On the Record Date, 42,925,093 shares of Common Stock and 1,743,981 shares of Convertible Preferred Stock were outstanding and entitled to vote. The holders of the Convertible Preferred Stock and the holders of the Common Stock will vote as a single class at the Annual Meeting. Each share of Convertible Preferred Stock is entitled to ten votes and each share of Common Stock is entitled to one vote.

     Common Stock allocated to the accounts of participants in the Company's 1984 Employee Stock Ownership Plan (the "1984 ESOP") and Convertible Preferred Stock allocated to the accounts of participants in the Company's 1989 Employee Stock Ownership Plan (the "1989 ESOP") will be voted by the holder of record, United National Bank, as trustee, as directed by participants and in accordance with the terms of the applicable ESOP.


                       QUORUM REQUIREMENTS

     In order to transact business at the Annual Meeting, there must be present, in person or by proxy, at least a majority of the total votes of the outstanding shares of Common Stock and Convertible Preferred Stock, without regard to any shares of stock whose voting power is restricted under Article Eleventh of the Company's Restated Certificate of Incorporation (the "Charter"), which deals with certain significant holders. At this time, the Board of Directors is not aware of any holder who would be considered restricted under the Charter. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.


                      ELECTION OF DIRECTORS

       The Charter provides for a Board of Directors consisting of 14 persons. It requires that seven directors ("Independent Directors") be persons who are not current or former employees of the Company, or advisors or consultants to the Company or to the Independent Steelworkers Union (the "ISU"), or have been affiliated with such an advisor or consultant or have engaged in substantial financial transactions with the Company, for a period of two years prior to election as an Independent Director. The Charter provides that one director ("ESOP Director"), who must have the qualifications of an Independent Director, is to be nominated by an ESOP Nominating Committee, which is elected by the 1984 ESOP and 1989 ESOP participants. The Charter provides that three directors ("Management Directors") must consist of the Chief Executive Officer and two Company employees designated by the Chief Executive Officer. The Charter provides that three directors ("Union Directors") must consist of the President of the primary collective bargaining agent for the represented employees of the Company (currently the ISU) and two persons designated by the primary collective bargaining agent.

     The Charter also provides for the Board of Directors to be divided into three classes, designated as Class I, Class II and Class III. Each class serves a three-year term, and the term of one class expires at each year's annual meeting of stockholders. The terms of the Class I, Class II and Class III Directors expire at the annual meetings of stockholders in 2000, 1998, and 1999, respectively. The five Class II Directors, who will serve for a term of three years, will be elected at this Annual Meeting.

     The Board of Directors intends to present for action at the Annual Meeting the election of the following Class II directors, to serve for a term of three years, and until their successors are elected and qualified: D. Leonard Wise, ESOP Director; and Ralph E. Reins, Robert S. Reitman, Richard F. Schubert and Ronald C. Whitaker, Independent Directors.

     Unless authority to vote for any one or more of the Class II director nominees is withheld as indicated on the enclosed proxy, the shares represented by the enclosed proxy will be voted FOR such persons.

     The nominees receiving a plurality vote among the total votes properly cast at the Annual Meeting, in person or by proxy, and who are qualified under the Charter will be elected as directors.



     The following table sets forth the name, age (as of March 16, 1998), period of service and principal occupation for at least the last five years of each nominee for director of the Company and of the remaining directors who are not standing for election at the Annual Meeting.


Name        Principal Occupation          Director Since


Class II Directors:  Nominees to Serve in Office until 2001

D. Leonard Wise                                   New Nominee
Age 63 (4)          President and Chief Executive Officer of
                    Carolina Steel Corporation from October 1994 to
                    March 1997; from 1988-1991, Director and from
                    1990-1991 as the Vice Chairman and subsequently as Chairman and CEO of a corporation known as WHX Corporation; served as President and a director of Slater Industries, Inc., an international specialty steel and metals producing company listed on the Toronto Stock
Exchange 1986-1990.Director, Universal Stainless & Alloy Corporation.


Ralph E. Reins                                    New Nominee
Age 57 (3)          President and Chief Executive Officer of A P
                    Parts International from 1995 to January 1998;
                   President of Allied Signal Automotive Sector from 1991-1994; President of United Technologies
Automotive from 1990-1991; served as Chairman, President and Chief Executive Officer of Mack Truck, Inc. 1989-1990; President and CEO of ITT Automotive Corporation
                    and Executive Vice President of ITT Corporation
                    1985-1989.  Director, Rofin/Sinar Technologies,
                    Inc.


Robert S. Reitman                                1995
Age     64 (3)    Chairman Emeritus since February 1998 and
                   Director of The Tranzonic Companies, a
                   manufacturer of paper and plastic  products
                 principally for industrial/institutional use. Prior to February 1998, served as Chairman, Chief Executive Officer and Director of the Tranzonic Companies.



Richard F. Schubert                              1983
Age 61     (3)     Chairman of the Drucker Foundation, NY, NY and
                International Youth Foundation, Washington, DC
                since 1990.  Former President, The Points of Light Foundation
 1990-1995; prior to that time     served as President of the American Red
 Cross and Bethlehem Steel Corporation; Chairman of BioRelease, Inc., a biotechnology firm; Director of National Alliance of Business and Management
 Training Corporation.



Ronald C. Whitaker                              1995
Age 50 (3)          President, Chief Executive Officer and Director
                    Johnson Worldwide Associates, a sporting goods manufacturer since October 1996; former
                    President and Chief Executive Officer of EWI,
                    Inc. from 1995 to October 1996; former
                    Chairman, President and Chief Executive Officer of Colt's Manufacturing Company from 1992 to
                    1995; President of Wheelabrator Corporation from 1988 to 1992.

Class III Directors:  To Continue in Office until 1999

Earl E. Davis                                   1997
Age 49 (1)          Executive Vice President-Commercial of the
                    Company since October 1997; Vice President-
                    Finance and Chief Financial Officer from July
                    1995 to September 1997; Controller from May
              1994 to July 1995; Assistant Controller from
              August 1991 to May 1994; employee of the
               Company since 1970.



Craig T. Costello                               1996
Age 50 (1)          Executive Vice President & Chief Operating
                  Officer of the Company since 1995; Vice President-Operations October 1993 to 1995; General Manager-Operations 1989 to 1993;
     employee of the Company since 1966.




Robert J. D'Anniballe, Jr.                      1990
Age 41 (2)          Partner in Alpert, D'Anniballe & Visnic,
                    attorneys, General Counsel to the ISU.




Mark G. Glyptis                                  1991
Age 46 (2)          President of the ISU since August 1991;
                    employee of the Company since 1973.



Phillip A. Karber                                1992
Age 51 (2)          Chairman of the Board  of JFK
                    International Air Terminal, New York, New York since January 1997; Corporate Vice President of BDM
International, Inc., 1989 to 1996; Director of Embryon Capital, a privately held venture capital investment firm specializing in Internet communications located in Bethesda, Maryland; Director, German American Business
Association;  Director, Washington,D.C. Metropolitan Area  Y.M.C.A.


Class I Directors: To continue in office until 2000

Richard K. Riederer                               1993
Age 54 (1)          President and Chief Executive Officer of the
                    Company since November 1995; President and Chief
Operating Officer since January 1995; Executive Vice President-Finance and Chief Financial Officer of the Company from September
                    1994 to January 1995; Vice President and Chief
                    Financial Officer of the Company from
                    January 1989 to September 1994; employee of the Company since 1989; Director of Firstar
                    Funds, WesBanco, and Carnegie Mellon University.


Michael Bozic                                     1994
Age 57 (3)          Chairman, Chief Executive Officer and Director
                    of Levitz Furniture Corporation since 1995;
                former President and Chief Executive Officer and Director of Hills Stores Company 1991 through 1995; Director of EagleMark Financial
Services, Inc., Dean Witter InterCapital, Inc. and United Negro College Fund.



Richard R. Burt                                  1996
Age 51 (3)          Chairman of the Board of the Company since
                    April 1996; Chairman of IEP Advisors, Inc., a strategic and financial advisory services firm since  June 1993; from April 1991 to June
                   1993, Partner, McKinsey & Company, management consultants; United States Ambassador to the Federal Republic
of Germany from 1985 to 1989.
Director, Archer Daniels Midland Company, Hollinger International Inc., Homestake Mining Company, and Video Lottery Technologies, Inc.


Thomas R. Sturges                                1986
Age 53  (3)         Executive Vice President of The Harding
                    Group Inc., an investment firm, since February
                    1990.


_______________________
>
(1)  Management Director
(2)  Union Director
(3)  Independent Director
(4)  ESOP Director


From 1990 until 1997, James B. Bruhn, Executive Vice President of the Company, served as a Management Director. Mr. Davis was elected to the Board of Directors to fill the remainder of Mr. Bruhn's term. Joseph J. Nowak has served as the ESOP Director since 1995 and will be retiring at the Annual Meeting. Mr. Wise has been nominated to serve as the ESOP Director. David I.J. Wang has served as an Independent Director since 1992 and will be retiring at the Annual Meeting. Mr. Reins has been nominated to serve as an Independent Director. Levitz Furniture Corporation, of which Mr. Bozic is Chairman, Chief Executive Officer and a director, filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in September 1997.



   RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification by the stockholders. Such firm has audited the Company's accounts since 1984. The Company is informed that no member of Arthur Andersen LLP has any direct or any material indirect financial interest in the Company. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting where they will have an opportunity to address the meeting, if they so desire, and to respond to appropriate questions.

     The affirmative majority of the total votes cast at the Annual Meeting will be sufficient to ratify the appointment of the independent public accountants.

     If the appointment of Arthur Andersen LLP is not ratified by the stockholders, the Audit Committee will reconsider its recommendation.


                           OTHER BUSINESS

     The Board of Directors is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy
Statement.




  THE BOARD OF DIRECTORS: COMMITTEES, MEETINGS AND COMPENSATION

Audit Committee

     The Board's Audit Committee is currently composed of Messrs. Sturges (Chairman), Burt, D'Anniballe, Wang and Whitaker. The Audit Committee reviews, at least annually, the services performed and to be performed by the Company's independent public accountants and the fees charged for their services, and, in connection therewith, considers the effect of those fees on the independence of such accountants. The Audit Committee also discusses with the Company's independent public accountants and management the Company's accounting policies and reporting practices, including the impact of alternative accounting policies. The Audit Committee also reviews with the Company's internal audit department the scope and results of internal auditing procedures and the adequacy of accounting and financial systems and internal controls. The Audit Committee may authorize the Company's independent accountants to perform special investigations or supplemental reviews as deemed desirable. The Audit Committee held three meetings during 1997.


Management Development and Compensation Committee

     The Board's Management Development and Compensation Committee is currently composed of Messrs. Bozic (Chairman), Nowak, Reitman, Schubert and Whitaker. A report of the Management Development and Compensation Committee concerning its policies and their application is set forth in this Proxy Statement under "Report of the Management Development and Compensation Committee on Executive Compensation". The Management Development and Compensation Committee held three meetings in 1997.


Nominating Committee

     The Nominating Committee is currently composed of Messrs. Reitman (Chairman), Glyptis, Nowak, Riederer and Whitaker. The Company's By-Laws provide for a Nominating Committee of the Board of Directors which identifies and recommends to the Board of Directors candidates to be nominated as Independent Directors. The Nominating Committee held two meetings in 1997.


Corporate Responsibility Committee

     The Corporate Responsibility Committee is currently composed of Messrs. Schubert (Chairman), Davis, Burt, D'Anniballe, Glyptis, Karber, Nowak and Sturges. The Corporate Responsibility Committee advises management of the Company concerning matters of public and internal policy with regard to such matters as governmental and regulatory affairs, safety and health of employees, charitable contributions and ethics, and recommends, for action by the full Board, policies concerning such matters where appropriate. The Corporate Responsibility Committee held one meeting in 1997.


Finance and Strategic Planning Committee

     The Finance and Strategic Planning Committee is currently composed of Messrs. Wang (Chairman), Bozic, Davis, Burt, Costello, Glyptis, Karber, Nowak and Reitman. The Committee reviews and confers with management on the following subject matters in the finance function: (i) the Company's projected financial condition and financial plans; (ii) the Company's financial policies, including dividend recommendations; (iii) the management and performance of the Company's employee benefit funds; and (iv) the Company's policies and practices on financial risk management.

     In the strategic planning area, the Committee assists management in the development of a viable strategic plan including the following: (i) projections of the market and competitive environment; (ii) assessment of the Company's core strengths and weaknesses; (iii) identification of key opportunities and threats; and (iv) articulation of the Company's long-range direction, including action plans addressing both the core business and growth opportunities. The Finance and Strategic Planning Committee held three meetings in 1997.


Meetings and Attendance

     The Board of Directors held six regular meetings and one special meeting in 1997. All directors who served during 1997 attended at least 75% of the aggregate of the meetings of the Board of Directors and Board committees occurring while they served in 1997.



Directors' Compensation

     Directors who are not officers or employees of the Company receive an annual retainer of $15,000, payable monthly, and a meeting fee of $800 for each meeting of the Board of Directors attended, together with a meeting fee of $700 for each meeting of a committee of the Board of Directors attended. The Chairman of the Board of Directors serves as a non-executive Chairman, devoting substantial time to this position and receives an annual retainer of $120,000, payable quarterly, but does not receive additional fees for attendance at meetings of the Board or its Committees. Directors who are officers or other employees of the Company do not receive a retainer or meeting fees. All directors who are not officers or other employees of the Company are eligible to participate in the Deferred Compensation Plan for Directors. The Plan permits participants to defer part or all of their directors' fees for a specified year. Amounts representing deferred fees are used to purchase shares of the Company's Common Stock at 90% of the market price of the Common Stock on the first or last trading day of the year, whichever is lower. The shares are held in trust until distributed to the respective participants in accordance with their election.


  REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                       ON EXECUTIVE COMPENSATION


     The Management Development and Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for determining the Company's compensation policies for executives, and for providing adequate development of future executives. This report sets forth the policies, factors and criteria used by the Compensation Committee in establishing executive compensation plans, programs and structures. It also relates the approach taken by the Compensation Committee in those matters to specific plans and programs developed and in use at the Company.

Compensation of All Executives.

     In order to maximize corporate performance, the Compensation Committee recognizes that the Company must be able to attract, motivate and retain persons of outstanding talent and ability who will make substantial contributions to the growth and success of the Company and its businesses. The Compensation Committee endeavors to reach this goal by providing competitive programs of salary and other compensation for the Company's executives. The Compensation Committee seeks to provide executive compensation packages that recognize individual contributions, as well as a wider range of corporate results.

     In order to establish broad guidelines for the Company's compensation structure, the Compensation Committee sets policies for and reviews in general the compensation of the Company's officers and other members of senior management covered by performance incentive plans. As part of this process, it establishes the remuneration of the Company's chief executive officer and, together with the chief executive officer, reviews in detail the compensation of the other Named Executive Officers whose compensation is detailed in this Proxy Statement, and others.
These reviews are designed to address the needs of the senior management team and also to ensure a consistent application of the compensation programs across a broader range of the Company's executives.

     The Compensation Committee regularly reviews the total compensation package for the Company's executives. The total compensation package traditionally has consisted of two basic elements--annual compensation and long-term compensation, primarily of the incentive variety. In its more than 14 years of operation (almost nine years of which have been as a public company), the Company has had a strong identity of equity ownership by its employees. As a result, the emphasis for long-term compensation has been, and in the Committee's judgment should remain, focused on incentive programs with values related to Company stock. Stock ownership of significance on the part of executives aligns their interests with the Company's public and employee stockholders. In recent years, however, there has also been a growing interest and importance of retirement and savings programs as elements of long-term compensation. As a result, the Compensation Committee must strive to develop and implement compensation policies and programs with the proper balance among the various elements.

     In establishing compensation packages for executives, the Compensation Committee looks first to the competitive marketplace for executive talent, with specific comparative reference to executives in similar positions in the domestic steel industry.
The Compensation Committee specifically considers the peer group against which the Company is compared under "Common Stock Performance" in the Proxy Statement, and similarly sized or situated manufacturing companies generally. The Compensation Committee retains the services of management compensation consultants to supply information regarding corporate compensation levels and considers recommendations of those consultants in establishing compensation policies and structuring compensation plans. The Compensation Committee seeks to place executive base salaries initially in the lower to middle range on the comparative scale of base salaries of executives in comparable positions, with the Company's performance awards and other compensation elements directed more to the upper middle range. As a general matter, for the overall executive compensation package, the Compensation Committee intends to provide a level of compensation that, compared to other similarly situated companies, is in the middle range, depending upon performance.

Annual Compensation.

     The base salaries of executives are determined in accordance with a comparative approach to executive salaries as set forth in the preceding paragraph.

     For a number of years in the past, additional performance compensation, or bonus, for executives depended on participation in the Company-wide Profit Sharing Plan ("Profit Sharing Plan") together with, in some cases, individually structured awards varying from year-to-year. The Profit Sharing Plan generally provides that one third of the Company's adjusted net income is payable to its employees as profit sharing. For 1995, however, the Company created a Performance Incentive Plan ("PIP") to measure and reward the performance of approximately 44 management participants, including the Named Executive Officers and other executives, measured against preestablished financial and individual goals set on an annual basis. Incentive payments were paid in cash in the second quarter of 1996 for 1995 performances and are reflected in the Summary Compensation Table set forth under "Executive Compensation." Participants in the PIP did not participate in the Profit Sharing Plan for 1995. Due mainly to the focus of the PIP on short-term financial goals and the judgment of the Compensation Committee that a long-term incentive plan was preferable, the PIP was not continued in its original form for 1996. Instead, the PIP was amended as described below.

     For future periods when long-term incentive programs may not be in effect, the Compensation Committee anticipates that annual compensation for executives will depend primarily on salary and bonus, either pursuant to individual awards or contracts or from the Profit Sharing Plan.

Long-term Incentive Compensation.

     For 1996 and 1997, the Compensation Committee amended the PIP (the "Amended PIP") to serve as the primary means for furnishing Company executives with long-term, performance based incentive compensation. Participation in the Amended PIP for 1996 included the Chief Executive Officer, the other Named Executive Officers, and substantially the same other executive and management personnel as had previously participated in the PIP. For 1997 and 1998, participation in the Amended PIP was expanded to include a total of approximately 235 positions in recognition of the contributions other management personnel potentially could make to the improvement goals of the Amended PIP. In a manner similar to the PIP, the Amended PIP focuses on preestablished financial and operational goals as the basis for incentive awards and aligns the achievement of these goals with the Company's strategic plan for the three year period 1996 through 1998. However, in recognition of its nature as a long-term program, i.e. with greater risk and deferred payout, the Amended PIP has higher threshold and maximum reward levels than the PIP. Under the Amended PIP, total incentive awards are separated into annual and multi-year components, with the latter representing a majority of the overall award opportunity. The annual component is earned only for those years in which the applicable operating standards for that particular year, such as safety improvement, delivery performance or customer satisfaction, are met. The multi-year component consists of "threshold," "target" and "maximum" opportunity levels of award and is based on measuring the Company's adjusted operating income improvement from the last fiscal quarter of 1995 to the first fiscal quarter of 1999. Payment of awards under the Amended PIP may be in cash, Company stock or a combination in the discretion of the Compensation Committee. Payment of the annual award component was expected to be made after each year in the cycle during which an award was earned, and payment of the multi-year award component, if earned, is expected to be made after the end of the measuring period. However, the Amended PIP also provides that no PIP payment, annual or multi-year, will be made during any year when the Company is not also making payments pursuant to the Profit Sharing Plan. As a result of this feature, annual payments which otherwise might have been made for 1996 and/or 1997 have been deferred, subject to a "sunset provision." The sunset provision recognizes that the improvements brought about by the new plan must also result in other Company employees being able to obtain profit sharing (which is based on measuring the Company's net income and not its operating income) within a reasonable time. Therefore, all accrued and unpaid Amended PIP awards, both annual and multi-year, will lapse, if they have not been paid by the end of the year 2001.

     Long-term incentive compensation for Company executives historically has also included awards of stock options under the Company's 1987 Stock Option Plan (the "1987 Option Plan"). Stock option awards are designed to promote stock ownership by executives, encourage them to remain in the employ of the Company and provide a greater community of interest between key employees as stockholders and stockholders in general through gains in stock price over an extended period of time. As noted above, the Company's origins are tied to employee stock ownership, and option awards are intended to increase that sense of identification among executives, some of whom were not employed by the Company when major allocations of stock were made under the Company's first ESOP. For stock based awards, the long-term gains (and risks) attributable to Company equity values are not limited to fixed measurement periods, such as performance based awards under the Amended PIP. At the end of 1996, options covering a total of 750,000 shares were outstanding under the 1987 Option Plan. However, a large majority of the options under that plan, which normally have a 10 year term, were awarded when the Company's Common Stock was trading at prices significantly above its levels in recent years. Although the 1987 Option Plan was extended in 1997 for an additional term of 10 years, the number of shares subject to grant under the plan was not increased. As a result, new options at current market prices may be granted only as prior option grants lapse unexercised, significantly undercutting the value of the 1987 Option Plan in providing long-term, equity based incentive compensation value to executives. In 1997, the Compensation Committee granted no options under the 1987 Option Plan and believes that plan will not play a significant role as a source of future executive compensation awards.

     The 1987 Option Plan is limited to the granting of so-called "non-qualified" stock options covering a maximum of 750,000 shares. Moreover, the 1987 Option Plan had been applied in a traditional manner whereby options simply vested in installments over time, thereby providing optionees with no extraordinary incentives to improve the trading price of the Company's stock. In order to address some of these shortcomings, in 1997, the Compensation Committee granted a total of 2,750,000 stock appreciation rights with five year terms to ten senior executives, including the Named Executive Officers as shown in the Summary Compensation Table set forth under the caption "Executive Compensation."

     In March 1998, the Board of Directors adopted a new 1998 Stock
Option Plan (the "1998 Option Plan") for the Company covering the granting of options to purchase up to an aggregate of 3,250,000 shares of the Company's Common Stock. Like the 1987 Option Plan, the 1998 Option Plan provides only for the granting of non-qualified options. In connection with the adoption, the Committee, as allowed by the 1998 Option Plan, converted the stock appreciation rights previously granted to nine of the ten senior executives into grants of options to acquire the Company's Common
Stock. The option grants under the 1998 Plan made to replace the stock appreciation rights carry substantially the same special incentive provisions. According to these provisions, the options are exercisable only on the last day of a five year period.
(This permits the Company to obtain a fixed method of accounting for the option compensation, which it believes is the most appropriate.) However, the options may vest and become exercisable on an accelerated basis depending upon sustained, significant improved trading prices for the Common Stock during the option term. See the notes to the Summary Compensation Table and Option/SAR Grant Table under the caption "Executive Compensation" for additional details concerning the accelerated vesting provisions and other terms of the options. Utilizing the new 1998 Option Plan in this manner ties participants' compensation directly to increased trading prices for the Company's Common Stock in the public markets, thereby aligning the interests of senior executives directly with investor goals.
As a practical matter, participants can only be sure of realizing meaningful compensation if the sustained trading price for the stock shows significant improvement from the prevailing levels at the time of the awards. Future grants of options under the 1998
Plan by the Compensation Committee may be made with similar types of conditions as the Committee deems best to incentivize and compensate executives.

     The 1998 Stock Option Plan will require up to an aggregate of 3,250,000 shares of Common Stock to satisfy option exercises. At March 31, 1998, the Company had approximately 310,000 unreserved, authorized shares of Common Stock which were either unissued or held in treasury. Since the number of shares required for use by the 1998 Option Plan may exceed those available in a timely manner, the Company may be required to take additional steps to implement the plan. These could include Company acquisitions of currently outstanding Common Stock from the public markets to increase treasury shares or increases in authorized capital stock above current levels.

Supplemental Executive Retirement Plans.

     For senior managers who participate in the Company's non-qualified Supplemental Executive Retirement Plans (the "SERPs"), annual value is received by participants through payments made to fund retirement benefits and to provide for the payment of applicable income taxes. For a further description, see "Pension
Plan".

Compensation of Chief Executive Officer.

     In November 1995, the Board of Directors elected Mr. Riederer President and Chief Executive Officer of the Company. Mr. Riederer entered into an employment agreement with the Company providing for the following significant items: (i) an annual base compensation of $375,000 (increased in March 1998 to $435,000); (ii) a severance payment of two times the base compensation in the event that his employment agreement is terminated by the Company without cause or in the event of a change in control in the Board of Directors of the Company; (iii) his continued participation in any incentive plan; (iv) his receipt of life insurance benefits in excess of those provided pursuant to the Company's basic program of insurance for its employees; and (v) funding of benefits under the SERPs in excess of other participants in those Plans.

Limitation on Deductibility of Certain Executive Compensation.

     Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as the Company, a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to or accrued for each of its chief executive officer and four other most highly compensated executive officers.
"Performance based" compensation, such as that tied to increases in stock prices or achievement of pre-established goals, is generally not subject to the limitation on deductibility.

     Based on the Company's substantial net loss carryforwards and the insignificant effect of this provision in the case of one Company officer, the Compensation Committee believes that the limitation on deductibility is not material to the Company or its current executive compensation policies.


          Management Development and Compensation Committee

                    Michael Bozic, Chairman
                    Joseph J. Nowak
                    Robert S. Reitman
                    Richard F. Schubert
                    Ronald C. Whitaker


                   COMMON STOCK PERFORMANCE


     The following graph compares the cumulative return of an assumed investment of $100 in the Company's Common Stock over the periods presented with the cumulative return on an equal investment over the same periods in a market capitalization weighted index comprising the Company's peer group. This group of companies is composed of the other nine companies that, when combined with the Company, represent (in terms of net tonnage shipped) the ten largest, publicly traded domestic integrated steelmakers, namely:
U.S. Steel Group of USX Corporation, Bethlehem Steel Corporation, LTV Corporation, National Steel Corporation, Inland Steel Industries, Inc., AK Steel Holding Corporation, Rouge Industries, Inc., WHX Corporation and Geneva Steel Company. The calculated return assumes the reinvestment of all dividends. The data used to construct the peer group includes the performance of National Steel Corporation and LTV Corporation since 1993, and AK Steel Holding Corporation and Rouge Steel Company (the predecessor of Rouge Industries, Inc.) since 1994, as public trading did not commence in the common stocks of these companies in their current forms until such respective dates. The graph also compares an equal investment over the same periods in the S&P 500.

Year    Company      Peer Group     S&P 500
----    -------    --------------   -------
1992    100.00       100.00          100.00
1993    170.00       131.80          110.08
1994    240.00       127.62          111.53
1995    110.00       106.76          153.45
1996     93.33        94.94          188.68
1997     71.65        90.15          251.63


   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 16, 1998, the only persons (including any group of persons) who, to the knowledge of the Company, may be deemed to be the beneficial owners of more than 5% of the Company's Common or Convertible Preferred Stock as of that date. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the power to vote or direct the voting or who has investment power over the security, which includes the power to dispose of or direct the disposition of the security.


                            Common Stock
                                         Share
Name and address of beneficial owner     Amount  Percent of class
United National Bank,                   10,504,701(1)      24.5%
as Trustee under the 1984 ESOP
1501 Market Street
Wheeling, WV 26003

                          Convertible Preferred Stock
                                         Share
Name and address of beneficial owner     Amount  Percent of class

United National Bank,                    1,699,171(2)       97.4%
as Trustee under the 1989 ESOP
1501 Market Street
Wheeling, WV  26003

(1) All shares have been allocated to the accounts of participants in the 1984 ESOP consisting of approximately 6,540 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.

(2) Includes 1,424,287 shares allocated to the accounts of participants in the 1989 ESOP consisting of approximately 7,267 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.


     The following table sets forth, as of March 16, 1998, the total number of shares of Company Common Stock owned beneficially by each nominee for director, director, the Named Executive Officers (as hereinafter defined) and all directors and officers of the Company as a group. Included are those shares of Common Stock, if any, allocated under the 1984 ESOP. The table also sets forth the number of shares of Convertible Preferred Stock, if any, allocated under the 1989 ESOP through the latest allocation date (December 31, 1997), and the percentage of outstanding Common and Convertible Preferred Stock represented thereby. Unless otherwise indicated, and except for shares allocated to the accounts of employees under the terms of the 1984 ESOP and 1989 ESOP, each beneficial owner has full voting and investment power over the shares shown in the table.

                                                 Convertible
                  Common Stock                   Preferred Stock
                      Share                   Share
                      Amount   % of Class     Amount   % of Class
                                   (1)                    (1)
Michael Bozic         22,940(2)     *           -          -
James B. Bruhn        37,184(3)     *          904         *
Richard R. Burt        7,436(2)     *           -          -
Craig T. Costello     41,837(3)     *          717         *
Robert J.D'Anniballe    -           -           -          -
  Jr.
Earl E. Davis         31,344(3)     *          554         *
Mark G. Glyptis        3,719        *          357         *
Phillip A. Karber       -           -           -          -
Joseph J. Nowak        1,000        *           -          -
Ralph E. Reins        -          -           -          -
Robert S. Reitman     26,587(2)     *           -          -
Richard K. Riederer  124,773(3)     *          928         *
David L. Robertson    32,300(3)     *          152         *
Richard F. Schubert    1,300        *           -          -
Thomas R. Sturges     27,211(2)     *           -          -
David I.J. Wang       48,275(2)     *           -          -
Ronald C. Whitaker    25,606(2)     *           -          -
D. Leonard Wise         -           -           -          -
All directors and    538,245(4)    1.3%      7,461         *
 executives as
a group(23 persons)

(1) An asterisk in this column indicates ownership of less than 1%.

(2) Includes 10,583, 7,436, 26,587, 19,827, 38,275 and 23,606 shares credited to the accounts of Messrs. Bozic, Burt, Reitman, Sturges, Wang and Whitaker, respectively, under the Deferred Compensation Plan for Directors, over which shares the named individuals do not exercise voting and/or investment power until distribution.

(3) Includes shares subject to options currently exercisable (or exercisable within 60 days):
     Messrs. Bruhn 23,332, Costello 23,332, Davis 9,332, Riederer
     89,998, and Robertson 22,000.

(4) Includes 223,320 shares subject to options currently exercisable (or exercisable within 60 days).



                    EXECUTIVE COMPENSATION

     The following table sets forth information for each of the Company's last three fiscal years, summarizing the compensation paid to the Company's Chief Executive Officer and each of the Company's next four most highly compensated executive officers (collectively, the "Named Executive Officers") who were serving as such at the end of the Company's last completed fiscal year.

                              SUMMARY COMPENSATION TABLE
                                                           Long Term Compens-
                            Annual Compensation                       ation
                                                                       Awards

Name & Principal                                         Options/
Position        Year  Salary   Bonus (1)  Other Annual     (SARS)  All Other

                      ($)     ($)   Compensation($)(2)     (3) Compensation(4)
                                                           (#)       ($)
Richard K.Riederer 1997  $375,000 $   -    $321,658          517,500   $  330
President, & Chief 1996   375,000     -     464,507             -         314
Executive Officer  1995   261,882  273,810   88,311           55,000      433

Craig T.Costello   1997  $250,000 $   -    $368,102          402,500   $  330
Executive Vice
President-         1996   198,000     -     191,204             -         317
Manufacturing &
Chief              1995   189,000   96,025   21,133             -         433
Operating Officer

David L.Robertson  1997  $213,981 $  -     $ 42,960          402,500   $  330
Executive Vice
President-         1996   157,857   25,000  188,723           33,000      104
Human Resources
and Law            1995      -       -         -                -          -


James B. Bruhn     1997  $206,900 $  -     $ 36,759             -      $  330
Executive Vice     1996   206,900    -       60,923             -         317
President          1995   198,453   96,025   91,716             -         433


Earl E. Davis      1997  $198,754 $  -     $ 30,103          402,500   $  330
Executive Vice
President-         1996   168,750    -       40,009             -         317
Commercial         1995   123,785   85,356    9,204             -         371

_______________________

(1) Sums for Messrs. Riederer, Costello, Bruhn and Davis reflect PIP payments for 1995 received in 1996. Mr. Robertson received the sum indicated pursuant to the terms of an employment agreement entered into in connection with the commencement of his employment in 1996. For 1997, $50,000, $18,937, $17,535, $17,535 and $35,069; and for 1996, $100,000,
$35,069, $35 ,069, $35,069, and $35,069 were accrued for the accounts of
Messrs. Riederer, Costello, Robertson, Bruhn and Davis, respectively, in connection with the annual award component of the Amended PIP. Payment of annual awards is deferred until such time as payments are made to the employees pursuant to the Company's Profit Sharing Plan. If no Profit Sharing Plan payments are made by 2001, all annual awards will be considered forfeited. See "Report of the Management Development Compensation."

(2)  Under the terms of the Company's
     Supplemental Executive Retirement Plans (the "SERPs"), the Company paid income taxes associated with contributions made to trusts established under the
 SERPs on behalf of the Named Executive Officers. The tax gross-up payments are shown in the table. The amount of SERP contribution, in the case of any individual, is determined by various factors including: age, compensation, years of service with the Company and anticipated retirement benefits from qualified pension plans. In the cases of Messrs. Riederer and Costello, the Company anticipates that funding of the SERP benefit will be substantially completed by the end of fiscal year 1998. Aggregate amounts of perquisite s and other personal benefits that are the lesser of $50,000 or 10% of each of the respective Named Executive Officer's combined salary and bonuses, have been omitted from the table in accordance with Securities and Exchange Commission rules.

(3) For 1995 and 1996, the figures shown reflect option grants under the 1987 Option Plan. For 1997, the figures reflect option grants under the 1998 Option Plan which have replaced stock appreciation rights granted in 1997.

(4) Amounts reported represent contributions made by the Company on behalf of the Named Executive Officers pursuant to the terms of the 1989 ESOP.




Option/SAR Grants

     The following table sets forth information about stock options and/or stock appreciation rights (SARs) granted during 1997 to the Named Executive Officers.

          Options/SAR Grants in last fiscal year

               Individual Grants
-------------------------------------------------------------------------------
Name       Options/       % of  Exercise   Expira-    Grant Date Present Value
           SARs          Total    Or Base   tion            ($)
           Granted in  Options/    Price    Date
           1997 (#)   SARs granted
             (1)     to employees  (2)       (3)          (4)
--------------------------------------------------------------------------------
R.K. Riederer   517,500    18.8%     3.88      6/24/2002    $362,250
C.T. Costello   402,500    14.6%     3.88      6/24/2002    $281,750
D.L. Robertson  402,500    14.6%     3.88      6/24/2002    $281,750
J.B. Bruhn         -         -        -            -       -
E.E. Davis      402,500    14.6%     3.88      6/24/2002    $281,750
--------------------------------------------------------------------------------

(1) Stock appreciation rights granted to four of the Named
Executive Officers have been converted into options under the 1998
Option Plan as shown in the table. The options vest and become exercisable on an accelerated basis if the trading price of the Common Stock for 30 consecutive trading days exceeds specified price levels. None of the options are currently vested. They will vest incrementally in the following percentages at the following price levels:

               $ 4.25 - 10%
               $ 6.50 - 20%
               $ 7.25 - 30%
               $10.00 - 40%

(2) The price of the underlying security at the original date of grant was $3.00 per share of Common Stock.

(3) The options are exercisable on June 23, 2002, unless they have vested on an accelerated basis. Those options which have vested on an accelerated basis will expire on June 23, 2002.

(4)  The Company used the Black-Scholes Option Valuation Model to
determine the grant date present value of the stock options.   The
Company does not advocate or necessarily agree that the Black-Scholes Model properly reflects the value of a stock option. The assumptions used in calculating the grant date present value are as follows: A risk-free interest rate of 6.3%; a dividend yield of 0%; volatility of 0.391, calculated using monthly stock returns for the thirty-six month period preceding the stock option award; a stock price at date of grant of $3.00; an option exercise price of $3.88; and a five year term. A 35% discount was applied to reflect the possibility of forfeiture due to the performance contingencies upon which the stock options vest. (As noted, the stock options may not vest, may vest in whole, or may vest in part, depending on whether the trading price of the Common Stock reaches or exceeds specified levels-noted in footnote (1)).
The value of a stock option under the Black-Scholes model applying the preceding assumptions was $0.70.

Option/SAR Exercises/Outstanding Options and Year-End Values

     The following table sets forth information regarding the exercise of stock options and SARs during 1997 and the unexercised options/SARs held as of the end of the 1997 fiscal year by the Named Executive Officers. No options/SARs were exercised by any of the Named Executive Officers.

     Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                        Number of         Value of
                            Securities underlying
                                   Unexercised     Unexercised
                                  Options/SARS   In-the-Money
                                    at Fiscal      Options/SARS
                                      Year end       at Fiscal Year-
                                       (#)            End ($)
--------------------------------------------------------------------------
Name         Shares          Value          Exercisable/    Exercisable/
             Acquired on    Realized       Unexercisable   Unexercisable
             Exercise         ($)             (1)               (2)
                (#)
-----------------------------------------------------------------------
R.K. Riederer    -            -             89,998/547,502      -0-/-0-
C.T. Costello    -            -             23,332/414,168      -0-/-0-
D.L. Robertson   -            -             22,000/413,500     4,125/2,062
J.B. Bruhn       -            -             23,332/ 11,668      -0-/-0-
E.E. Davis       -            -              9,332/407,168      -0-/-0-
-------------------------------------------------------------------------

(1) The figures shown represent options granted under the 1987
Option Plan and options granted under the 1998 Option Plan which have replaced SARs granted to four of the Named Executive Officers in 1997.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the closing price ($2.6875 per share) of the Company's Common Stock on the New York Stock Exchange on its last closing day in 1997 (December 31, 1997) and the exercise price ($2.50 for the options granted in 1996, $8.88 and $4.375 for the options granted in 1995, and $8.69 and $8.33 for previously granted shares), times the number of shares underlying the options.



         EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVES

     Mr. Riederer, President and Chief Executive Officer and a director, has an employment agreement with the Company providing a base salary of $435,000. The agreement also provides for supplemental disability income and supplemental life insurance. The agreement may be terminated by the Company or by the employee. For a further description of the employment agreement of Mr. Riederer, see "Management Development and Compensation Committee Report on Executive Compensation".

     Messrs. Costello and Davis have employment agreements with the Company which require the Company to pay 24 months compensation if such agreements are terminated by the Company without cause as follows: 12 months in one lump sum payable within 10 days following termination and 12 months in 12 monthly installments beginning in the 13th month following termination. Mr. Robertson has an employment agreement with the Company which requires the Company to pay 24 months compensation in a lump sum if such agreement is terminated by the Company without cause. Mr. Bruhn has an employment agreement with the Company which requires the Company to pay 18 months compensation if such agreements are terminated by the Company without cause as follows: 12 months in one lump sum payable within 10 days following termination and 6 months in 6 monthly installments beginning in the 13th month following termination.


                         PENSION PLAN

                                    PENSION PLAN TABLE
                                   Years of Service
Final Average Earnings   15       20       25       30       35

$125,000             $61,875  $68,750  $68,750  $68,750  $74,375
 150,000              74,250   82,500   82,500   82,500   89,250
 200,000              99,000  110,000  110,000  110,000  119,000
 250,000             123,750  137,500  137,500  137,500  148,750
 300,000             148,500  165,000  165,000  165,000  178,500
 400,000             198,000  220,000  220,000  220,000  238,000
 500,000             247,500  275,000  275,000  275,000  297,500


     The figures in the Pension Table reflect the sum of annual benefits from the qualified pension plan plus expected annual benefits from the non-qualified SERPs (both administered by the Company), payable for life following assumed retirement at age 62. The SERPs are "target benefit" plans under which the Company contributes to separate trusts actuarially determined amounts which are calculated to produce the defined target annual benefit at age
62. Under both the qualified pension plan and the SERPs, the amount of pension is based upon the employee's average earnings (average of the highest five years of the last fifteen years). For those participating in a SERP, expected benefits are based on earnings defined as annual cash compensation (as reported in the Salary and Bonus columns of the Summary Compensation Table) and pension service credited under the SERPs. The benefits reflected in the Pension Table include maximum total benefits, under all plans, of 55% of final average earnings upon attainment of 16-2/3 years of pension service. Under a contract between the Company and Mr. Riederer, his maximum total benefit is 70% of final average earnings at age 62 and attainment of 10 years of service. For the Named Executive Officers, pension service as of December 31, 1997 for the purpose of calculating retirement benefits under the SERPs was as follows: Mr. Riederer: 8.92 years; Mr. Bruhn: 10.50 years; Mr. Costello: 31.92 years; Mr. Robertson: 9.25 years; and Mr.
Davis: 27.58 years. Under a contract with the Company, Mr. Robertson, who had prior pension service with the Company through its predecessor, was entitled to an additional five years of benefit service under the SERPs upon commencement of employment.



            DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's proxy statement for the 1999 Annual Meeting of Stockholders, proposals from stockholders must be received by the Company at its executive offices located at 400 Three Springs Drive, Weirton, West Virginia 26062 no later than December 31, 1998.

     Suggestions for nominees for Independent Directors may be made, not less than sixty (60) days prior to the Annual or Special Meeting at which an election for directors is to occur, by any stockholder in writing addressed to the Nominating Committee, in care of the Secretary of the Company.


                                 By Order of the Board of
                                 Directors,

                                 /s/Richard K . Riederer
                                 Richard K. Riederer,
                                 President and Chief
                                 Executive Officer

Weirton, West Virginia
April 17, 1998


CONFORMED COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE DIRECTOR OF INVESTOR RELATIONS, WEIRTON STEEL CORPORATION, 400 THREE SPRINGS DRIVE, WEIRTON, WEST VIRGINIA 26062.